UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 25, 2011

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA		24055
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 25, 2011, Bassett Furniture Industries, Incorporated (“Bassett”) and the other shareholders of International Home Furnishings Center, Inc. (the “Company”), entered into a stock purchase agreement with IHFC Acquisition Company LLC (the “Purchaser”) pursuant to which Bassett and the other selling shareholders agreed to sell all of the capital stock of the Company to the Purchaser. Closing of the transaction, which is subject to customary terms and conditions, is expected to occur on or before April 29, 2011. Pretax proceeds from the transaction payable to Bassett are expected to be in the range of $73 to $75 million at the time of closing. In addition, the Purchaser would place $15 million at closing in escrow to cover various contingencies with unused portions of such to be released to Bassett and the other shareholders over a three year period. In the event that the closing conditions are satisfied but the Purchaser fails to close, Bassett will receive approximately $2.3 million as liquidated damages.

A copy of the stock purchase agreement is filed herewith as Exhibit 99 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99	Stock Purchase Agreement By and Among IHFC Acquisition Company LLC, International Home Furnishings Center, Inc., and The Shareholders of International Home Furnishings Center, Inc. dated February 25, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: February 25, 2011	By: /s/ J. Michael Daniel
J. Michael Daniel
Title: Vice President – Chief Accounting Officer

EXHIBIT INDEX

Description

Exhibit No. 99	Stock Purchase Agreement By and Among IHFC Acquisition Company LLC, International Home Furnishings Center, Inc., and The Shareholders of International Home Furnishings Center, Inc. dated February 25, 2011.